VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 29, 2006, by and among Exabyte Corporation, a Delaware corporation (“Seller”), Tandberg Data Corp., a Delaware corporation (“Purchaser”), and Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., Crestview Capital Master, LLC, Enable Growth Partners, L.P., Gruber and McBaine International, Jon D. and Linda W. Gruber Trust, Lagunitas Partners L.P., Islandia, L.P., Midsummer Investment, Ltd., Imation Corp., Carroll A. Wallace, Tom W. Ward, and Juan A. Rodriguez (each a “Stockholder” and collectively, the “Stockholders”).

PRELIMINARY STATEMENTS

A.           Concurrent with the execution and delivery of this Agreement, Seller and Purchaser have entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, Seller shall sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates the Purchased Assets, and Purchaser shall (or shall cause its designated Affiliate or Affiliates to) acquire the Purchased Assets and assume from Seller all of the Assumed Liabilities. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

B.           As of the date hereof the Stockholders are the record and beneficial owners of (i) 7,550,573 shares of common stock of Seller, par value $0.001 per share (the “Common Shares”) entitled to be voted at the Stockholder Meeting and (ii) 34,263.258 shares of Series AA Convertible Preferred Stock of Seller, par value $0.001 per share (the “Preferred Shares,” and together with the Common Shares, the “Seller Shares”). A schedule of such Stockholders and the Common Shares and Preferred Shares owned by each Stockholder is set forth on Schedule I. For purposes hereof, the term “beneficial owner” or “beneficially own” with respect to Seller Shares has the meaning determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

C.           As a condition to the Closing, Purchaser has required each Stockholder to agree, and each Stockholder has agreed, to enter into this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the preliminary statements above and of the mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

VOTING MATTERS

Section 1.1       Agreement to Convert. Each of Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., and Tom W. Ward agree to convert the Preferred Shares owned by such Stockholder, as reflected on Schedule I, into Common Shares pursuant to Section 5 of the Certificate of Designation of Preferences,

Rights and Limitations of Series AA Convertible Preferred Stock (the “Conversion Shares”) and shall complete such conversion not later than one day prior to the record date for the Stockholders Meeting so as to insure that such Stockholder shall be the record holder of such Conversion Shares prior to the record date for the Stockholders Meeting.

Section 1.2        Agreement to Vote. Each Stockholder hereby agrees that at any meeting of the stockholders of Seller (including the Stockholder Meeting) however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Common Shares now owned or hereafter acquired, including the Conversion Shares, (i) in favor of the authorization and approval of the Purchase Agreement and the transactions contemplated thereby and (ii) against any Acquisition Proposal. Any such vote shall be cast by such Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote.

Section 1.3      Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Purchaser as its proxy and attorney-in-fact to vote all Common Shares now owned or hereafter acquired solely on the matters described in Section 1.2 (the “Proxy”). Each Stockholder hereby acknowledges and agrees that the Proxy (i) is given in connection with the execution of the Purchase Agreement, (ii) is given to secure the performance of such Stockholders obligations hereunder, and (iii) is coupled with an interest (for purposes of the Delaware General Corporation Law and otherwise) and may under no circumstances be revoked. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the Proxy. The Proxy shall automatically terminate without any further action of the parties upon the valid termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1        Stockholder Representations and Warranties. Each Stockholder hereby represents and warrants to Purchaser as follows:

(a)          Any such Stockholder that is not a natural person is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it was organized. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the governing body, if any, of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize or consummate this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

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(b)          The execution, delivery and performance by such Stockholder of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of Seller Shares or other assets or properties of such Stockholder under, any of the terms, conditions or provisions of (i) the organizational documents, if any, of such Stockholder, (ii) any Laws binding upon or applicable to such Stockholder or by which any of its assets or properties is bound or (iii) any material contract to which such Stockholder is a party or by which any of its assets or properties is bound.

(c)          Except as may be required under the Exchange Act, no consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which such Stockholder is a party or by which any of its assets or properties is bound for the execution, delivery and performance by such Stockholder of this Agreement.

(d)          Such Stockholder (i) is the record or beneficial owner of Seller Shares adjacent to such Stockholder’s name on Schedule I, (ii) has good, valid and marketable title to such Seller Shares free and clear of any Liens, and (iii) has sole voting and dispositive power (except as provided by this Agreement) to such Seller Shares.

(e)          None of the Seller Shares adjacent to such Stockholder’s name on Schedule I is subject to any voting trust or other Contract with respect to the voting thereof, and no proxy, power-of-attorney or other authorization has been granted with respect to such Seller Shares (except as provided by this Agreement).

(f)           Such Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

OTHER AGREEMENTS

Section 3.1       Limitation on Transfer; Stop Transfer Order. Each Stockholder agrees (i) not to sell, assign, pledge, encumber, transfer or otherwise dispose of any Seller Shares now owned or hereafter acquired or any interest therein and (ii) not to subject any Seller Shares now owned or hereafter acquired to any voting trust or other Contract with respect to the voting thereof, or grant any proxy, power-of-attorney or other authorization with respect to any Seller Shares (except as provided by this Agreement). Each Stockholder hereby authorizes Seller or Seller’s counsel to notify Seller’s transfer agent that there is a stop transfer order with respect to all Seller Shares now owned or hereafter acquired by such Stockholder.

Section 3.2      Additional Shares. Each Stockholder agrees (i) to promptly notify Purchaser of the number of any additional Seller Shares acquired by such Stockholder, if any,

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after the date hereof and (ii) that any such Seller Shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

Section 3.3        Acquisition Proposals. The Stockholders shall not, and the Stockholders shall cause their Representatives not to, (i) solicit, initiate, encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Seller to, or afford access to any of the properties, books or records of Seller to, any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates or Subsidiaries or any of its or their Representatives, or (iii) enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates or Subsidiaries or any of its or their Representatives.

Section 3.4        Fiduciary Duties. The parties hereto acknowledge and agree that each Stockholder has executed this Agreement solely in such Stockholder’s capacity as an owner of Seller Shares and this Agreement shall not limit or otherwise affect the actions of any Stockholder in any other capacity, including such person’s capacity, if any, as an officer or a member of the board of directors of Seller.

ARTICLE IV

GENERAL

Section 4.1       Termination. This Agreement shall terminate automatically upon the earlier of (i) the Closing, or (ii) the 120th day following the termination of the Purchase Agreement pursuant to Section 4.2(h) or Section 4.2(i) thereof, without any further action of the parties hereto.

Section 4.2        Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 4.3       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Seller, to:

Exabyte Corporation

2108 55th Street

Boulder, Colorado 80301

Attention: Tom Ward

Facsimile No.: (303) 417-7900

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with a copy, which shall not constitute notice, to:

Holland & Hart LLP

555 Seventeenth Street, Suite 3200

Denver, Colorado 80202

Attention: Susan L. Oakes, Esq.

Facsimile No.: (303) 713-6291

if to Purchaser, to:

Tandberg Data Corp.

c/o Tandberg Data ASA

Kjelsasveien 161

P.O. Box 134, Kjelsas

N-0411 Oslo, Norway

Attention: Live Aker

Facsimile No.: +47 22189550

with a copy, which shall not constitute notice, to:

Bugge, Arentz-Hansen & Rasmussen

Stranden 1

P.O. Box 1524 Vika

N-0117 Oslo, Norway

Attention: Svein Gerhard Simonnæs

Facsimile No.: +47 22830795

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: R. Scott Cohen, Esq.

Facsimile No.: (214) 746-7777

if to the Stockholders, to such address as is set forth on Schedule I, or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section 4.3 and the appropriate facsimile confirmation is received or if given by overnight courier or personal delivery when delivered at the address specified in this Section 4.3.

Section 4.4        Fees and Expenses. Except as otherwise specifically provided herein and subject to the Purchase Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 4.5        Amendments. This Agreement may not be amended or modified other than by an instrument in writing signed by Seller, each Stockholder, and Purchaser.

Section 4.6        Survival. The representations and warranties contained in this Agreement shall not survive the termination of this Agreement.

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Section 4.7       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

Section 4.8      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.9        Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, notwithstanding any conflict of laws provisions to the contrary.

Section 4.10      Enforcement of Agreement. The parties acknowledge and agree that each other party could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, each of the parties agrees that, (i) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law, and (ii) in addition to any other right or remedy to which the parties may be entitled, at Law or in equity, the parties will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 4.11     Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 4.3 shall be deemed effective service of process.

Section 4.12     Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

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Section 4.13    Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 4.14      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 4.15      Headings; Construction. The section and article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement the word “including” shall mean “including without limitation,” whether or not expressed and any reference herein to a section or schedule refers to a section or schedule to this Agreement, unless otherwise stated.

Section 4.16     Ownership. Nothing in this Agreement shall be deemed to vest in Purchaser or Seller any direct or indirect ownership or incidence of ownership of or with respect to any Seller Shares owned by the Stockholders. All rights, ownership and economic benefits of and relating to such Seller Shares shall remain and belong to the applicable Stockholder and neither Purchaser or Seller shall have any power to or authority to direct any Stockholder in the voting of any Seller Shares or the performance by any Stockholder of its duties or responsibilities as a stockholder of Seller, except as provided by this Agreement.

Section 4.17      Obligations Several, Not Joint. All obligations, representations and warranties of the Stockholders hereunder shall be several and not joint and in no event shall any Stockholder have any liability for any breach of this Agreement by any other Stockholder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	EXABYTE CORPORATION
By: /s/ Tom Ward Name: Tom Ward Title: CEO and President

PURCHASER:	TANDBERG DATA CORP.
By: /s/ Gudmundur Einarsson Name: Gudmundur Einarsson Title: CEO

STOCKHOLDERS:	MERITAGE PRIVATE EQUITY FUND, L.P.
By: /s/ John R. Garrett Name: John R. Garrett Title: Managing Director

MERITAGE PRIVATE EQUITY PARALLEL FUND, L.P.
By: /s/ John R. Garrett Name: John R. Garrett Title: Managing Director

MERITAGE ENTREPRENEURS FUND, L.P.
By: /s/ John R. Garrett Name: John R. Garrett Title: Managing Director

CRESTVIEW CAPITAL MASTER, LLC
By: /s/ Daniel I. Warsh Name: Daniel I. Warsh Title: Manager

SIGNATURE PAGE TO VOTING AGREEMENT

ENABLE GROWTH PARTNERS, L.P.
By: /s/ Adam Epstein Name: Adam Epstein Title: Principal

GRUBER AND MCBAINE INTERNATIONAL
By: /s/ Jon D. Gruber Name: Jon D. Gruber Title: Investment Advisor

JON D. AND LINDA W. GRUBER TRUST
By: /s/ Jon D. Gruber Name: Jon D. Gruber Title: Trustee

LAGUNITAS PARTNERS L.P.
By: /s/ Jon D. Gruber Name: Jon D. Gruber Title: General Partner

ISLANDIA, L.P.
By: /s/ Edgar R. Berner Name: Edgar R. Berner Title: General Partner

MIDSUMMER INVESTMENT, LTD.
By: /s/ Scott D. Kaufman Name: Scott D. Kaufman Title: Managing Director

SIGNATURE PAGE TO VOTING AGREEMENT

IMATION CORP.
By: /s/ Paul R. Zeller Name: Paul R. Zeller Title: Vice President and CFO

/s/ Carroll A. Wallace CARROLL A. WALLACE

/s/ Tom W. Ward TOM W. WARD

/s/ Juan A. Rodriguez JUAN A. RODRIGUEZ

SIGNATURE PAGE TO VOTING AGREEMENT

Schedule I

Schedule of Seller Shares

Name of Stockholder	Number of Common Shares Owned	Number of Preferred Shares Owned
Meritage Private Equity Fund, L.P.	4,375,749	13,735.547
Meritage Private Equity Parallel Fund, L.P.	534,998	1,679.345
Meritage Entrepreneurs Fund, L.P.	78,400	250.649
Crestview Capital Master, LLC	-0-	1,500
Enable Growth Partners, L.P.	-0-	500
Gruber and McBaine International	-0-	860
Jon D. and Linda W. Gruber Trust	-0-	420
Lagunitas Partners L.P.	-0-	1,372
Islandia, L.P.	-0-	5,000
Midsummer Investment, Ltd.	-0-	6,000
Imation Corp.	1,694,365	-0-
Carroll A. Wallace	-0-	-0-
Tom W. Ward	817,466	2,945.717
Juan A. Rodriguez	49,595	-0-
Total	7,550,573	34,263.258